UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FAIR ISAAC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	94-1499887
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

901 Marquette Avenue, Suite 3200 Minneapolis, Minnesota	55402-3232
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Series A Participating Preferred Stock Purchase Rights	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:  ____________  (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None.
(Title of Class)
(Title of Class)

EXPLANATORY NOTE

This Form 8-A/A further amends the Registration Statement on Form 8-A filed on August 10, 2001 by Fair Isaac Corporation (the “Company,” formerly Fair, Isaac and Company, Incorporated), as previously amended by the Form 8-A/A filed on August 22, 2001, with respect to the Series A Participating Preferred Stock Purchase Rights (the “Rights”) of the Company issued pursuant to the Rights Agreement, dated as of August 9, 2001, by and between the Company and Mellon Investor Services LLC (the “Rights Agreement”).  The description and terms of the Rights are set forth in the Rights Agreement, which is attached as Exhibit 4.1 to the Company’s Form 8-A filed August 10, 2001, and incorporated herein by reference.

Item 1.   Description of Registrant’s Securities to be Registered.

Item 1 of Form 8-A is hereby amended by adding the following paragraph:

On May 21, 2009, the Company and Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent (the “Rights Agent”), entered into Amendment No. 1 (the “Rights Agreement Amendment”) to the Rights Agreement, dated as of August 9, 2001, by and between the Company and the Rights Agent.  The Rights Agreement Amendment amends the Rights Agreement to provide that Southeastern and its affiliates and associates shall not be an Acquiring Person (as defined in the Rights Agreement) so long as either: (A) Southeastern and its affiliates and associates own less than 15% of the shares of the Company’s common stock then outstanding or (B)(i) Southeastern and its affiliates and associates own less than 20% of the shares of the Company’s common stock then outstanding, (ii) the voting agreement, dated as of May 21, 2009 (the “Voting Agreement”), by and between the Company and Southeastern Asset Management, Inc., a Tennessee corporation (“Southeastern”), is in full force and effect and (iii) Southeastern has complied with all of its obligations under the Voting Agreement.  The Voting Agreement requires that Southeastern, if Southeastern and its affiliates and associates beneficially own 15% or more of the shares of the Company’s common stock then outstanding, vote, or cause to be voted, all such shares of common stock in excess of 15% of the shares of common stock then outstanding on all matters submitted to a vote of the Company’s stockholders in accordance with the recommendation of the Company’s Board of Directors or, if the Board of Directors does not make a recommendation, in proportion to the votes cast by all stockholders other than Southeastern and its affiliates and associates.

The foregoing description is qualified by reference to the Rights Agreement Amendment, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K on May 26, 2009 and incorporated herein by reference.

Item 2.   Exhibits.

The following exhibits are filed as a part of this Registration Statement:

4.1
Rights Agreement, dated August 9, 2001, by and between the Company and Mellon Investor Services LLC (filed as Exhibit 4.1 to the Company’s Form 8-A on August 10, 2001 and incorporated herein by reference).

4.2
Amendment No. 1, dated as of May 21, 2009, to the Rights Agreement, dated as of August 9, 2001, by and between the Company and Mellon Investor Services LLC (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K on May 26, 2009 and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 21, 2009

FAIR ISAAC CORPORATION

	By:	/s/ Mark R. Scadina
	Name:	Mark R. Scadina
	Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

4.1
Rights Agreement, dated August 9, 2001, by and between the Company and Mellon Investor Services LLC (filed as Exhibit 4.1 to the Company’s Form 8-A on August 10, 2001 and incorporated herein by reference).

4.2
Amendment No. 1, dated as of May 21, 2009, to the Rights Agreement, dated as of August 9, 2001, by and between the Company and Mellon Investor Services LLC (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K on May 26, 2009 and incorporated herein by reference).